Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-23055 and 33-33791) pertaining to the BD 401(k) Plan (Formerly known as Becton, Dickinson and Company Savings Incentive Plan) of our report dated June 29, 2018, with respect to the financial statements and schedule of the BD 401(k) Plan (formerly known as Becton, Dickinson and Company Savings Incentive Plan) included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

New York, New York

June 29, 2018

A member firm of Ernst & Young Global Limited